EXHIBIT (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 57 to Registration Statement No. 033-71320 on Form N-1A of our reports dated as indicated on the attached Schedule A, relating to the financial statements and financial highlights of the Funds listed on the attached Schedule A, certain of the funds constituting Eaton Vance Municipals Trust II (the “Trust”), and the Portfolio listed on the attached Schedule A, appearing in the Annual Report on Form N-CSR of the Trust for the year ended January 31, 2019, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Other Service Providers” and “Financial Statements” in the Statements of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

May 29, 2019

Schedule A

Report Date	Fund Name

March 21, 2019	Eaton Vance TABS Short-Term Municipal Bond Fund
March 21, 2019	Eaton Vance TABS Intermediate-Term Municipal Bond Fund
March 21, 2019	Eaton Vance TABS 1-to-10 Year Laddered Municipal Bond Fund
March 21, 2019	Eaton Vance TABS 10-to-20 Year Laddered Municipal Bond Fund
March 21, 2019	Eaton Vance TABS 5-to-15 Year Laddered Municipal Bond Fund
March 21, 2019	Eaton Vance High Yield Municipal Income Fund

Portfolio whose financial statements are included in one or more of the above Funds’ annual reports for the year ending January 31, 2019:

Report Date	Fund Name

March 21, 2019	5-to-15 Year Laddered Municipal Bond Portfolio